Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2011 RESULTS
Lake Forest, IL, July 18, 2011 — Packaging Corporation of America (NYSE: PKG) today reported second quarter 2011 net income of $39 million, or $0.39 per share, which included after-tax income of $1 million, or $0.01 per share, from an adjustment to reserves related to medical benefits, and a $1 million, or $0.01 per share, charge from asset disposals related to major energy projects. Reported results for the second quarter of 2010 were net income of $38 million, or $0.37 per share, including an after-tax charge of $1 million, or $0.01 per share, from asset disposals related to major energy projects. Net sales for the second quarter were a record $665 million, up 8%, compared to $615 million in 2010.
Excluding the reserve adjustment and asset disposal charges, second quarter 2011 earnings were $40 million, or $0.39 per share. Second quarter 2010 earnings, excluding asset disposal charges, were $39 million, or $0.38 per share. Compared to last year, higher containerboard and corrugated products price and mix ($0.09) and higher volume ($0.06) improved earnings. These improvements were essentially offset by higher costs for chemicals ($0.04), transportation ($0.03), labor ($0.03), energy ($0.02), recycled fiber ($0.01), and legal ($0.01).
Excluding the reserve adjustment and asset disposal charges, net income for the first six months of 2011 was $79 million, or $0.78 per share. Excluding income from biofuel credits and asset disposal charges, net income for the first six months of 2010 was $52 million, or $0.50 per share. Year-to-date net sales were $1.29 billion compared to $1.17 billion in 2010.
Corrugated products shipments were up 3.2%, and outside sales of containerboard were up 22,000 tons compared to last year’s second quarter. Containerboard production was 606,000 tons, up 17,000 tons over the second quarter of 2010. Containerboard inventories at the end of June were 18,000 tons below the end of the first quarter and 25,000 tons below 2010 year-end levels.
Mark W. Kowlzan, Chief Executive Officer of PCA, said, “Operationally, this was probably as difficult and successful a quarter that we’ve ever had considering the planned outages at all four of our mills and energy project work at our Counce and Valdosta mills. The mills performed exceptionally well with higher productivity and lower costs than expected. Our containerboard and corrugated products demand remained strong, pricing remained steady, and mix improved, as expected, over the first quarter. Cost inflation for input materials continued, however, and remains a concern.”
“Looking ahead to the third quarter,” Mr. Kowlzan added, “we expect higher sales volumes and increased mill production with less downtime than the second quarter, but Counce will be slowed back as a result of the recovery boiler rebuilds. Costs for recycled fiber, fuels and electricity are expected to be higher. Considering these items, we expect third quarter earnings to be about $0.43 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.44 billion in 2010. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 2nd Quarter 2011 Earnings Conference Call

WHEN:	Tuesday, July 19, 2011
10:00 a.m. Eastern Time

NUMBER:	(866) 261-3330 (U.S. and Canada) or (703) 639-1224 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 19, 2011 2:00 p.m. Eastern Time through
August 10, 2011 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1537872

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2011	2010
Net sales	$665.5	$615.5
Cost of sales	(528.6)	(483.8)

Gross profit	136.9	131.7
Selling and administrative expenses	(48.2)	(44.7)
Corporate overhead	(16.4)	(15.4)
Other expense, net	(4.5)	(3.9)

Income before interest and taxes	67.8	67.7
Interest expense, net	(6.3)	(8.1)

Income before taxes	61.5	59.6
Provision for income taxes	(22.1)	(21.6)

Net income	$39.4	$38.0

Earnings per share:
Basic	$0.39	$0.37

Diluted	$0.39	$0.37

Basic common shares outstanding	100.1	102.0
Diluted common shares outstanding	101.1	102.9

Supplemental financial information:
Capital spending	$80.4	$92.2
Cash balance	$119.2	$181.5

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2011	2010
Net sales	$1,294.9	$1,166.2
Cost of sales	(1,024.9)	(947.7)

Gross profit	270.0	218.5
Selling and administrative expenses	(96.2)	(89.0)
Corporate overhead	(31.9)	(28.0)
Other expense, net	(8.2)	(0.2)

Income before interest and taxes	133.7	101.3
Interest expense, net	(13.2)	(16.8)

Income before taxes	120.5	84.5
Provision for income taxes	(43.7)	(27.3)

Net income	$76.8	$57.2

Earnings per share:
Basic	$0.76	$0.56

Diluted	$0.76	$0.56

Basic common shares outstanding	100.4	102.0
Diluted common shares outstanding	101.5	102.9

Supplemental financial information:
Capital spending	$145.2	$155.3

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures (1)
Unaudited

	Three Months Ended June 30,
	2011		2010
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$39.4	$0.39	$38.0	$0.37

Special items:
Medical benefits reserve adjustment (2)	(1.0)	(0.01)	—	—
Asset disposal charges (3)	1.2	0.01	1.1	0.01

Total special items	0.2	—	1.1	0.01

Excluding special items	$39.6	$0.39	$39.1	$0.38

	Six Months Ended June 30,
	2011		2010
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$76.8	$0.76	$57.2	$0.56

Special items:
Medical benefits reserve adjustment (2)	(1.0)	(0.01)	—	—
Asset disposal charges (3)	3.3	0.03	3.6	0.03
Biofuel tax credits (4)	—	—	(9.2)	(0.09)

Total special items	2.3	0.02	(5.6)	(0.06)

Excluding special items	$79.1	$0.78	$51.6	$0.50

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)	Represents income from an adjustment to reserves related to medical benefits.

(3)	Represents charges from asset disposals related to major energy projects and, additionally for the first quarter of 2010, a plant closure.

(4)	Represents income from the 2009 biofuel tax credits.